Exhibit 99.1

SANDRIDGE ENERGY, INC. ANNOUNCES FINANCIAL AND OPERATING RESULTS FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2026, AN 8% INCREASE TO ITS ON-GOING QUARTERLY DIVIDEND TO $0.13 PER SHARE, AND A ONE-TIME DIVIDEND OF $0.20 PER SHARE

Oklahoma City, Oklahoma, May 6, 2026 /PRNewswire/ – SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE: SD) today announced financial and operational results for the three-month period ended March 31, 2026.
Recent Highlights
•On May 5, 2026, the Board increased its on-going quarterly dividend program by 8% to $0.13 per share. In addition, the Board declared a one-time dividend of $0.20 per share. Both dividends are payable on June 1, 2026 to stockholders of record on May 20, 2026. Stockholders can elect to receive the dividends in cash or additional shares of common stock by enrolling in the Company’s previously announced Dividend Reinvestment Plan
•As of March 31, 2026, the Company had $104.1 million of cash and cash equivalents, including restricted cash
•Production averaged 18.6 MBoe per day during the first quarter, an increase of 4% on a Boe basis versus the same period in 2025. Oil production increased 31% and total revenues increased 17% during the quarter versus the same period in 2025, driven primarily by new production from our operated development program
•During the quarter, the Company successfully drilled two and completed three wells as part of its ongoing one-rig Cherokee development program. In April, the third well drilled in 2026 achieved the lowest cost to date for the program
•First quarter net income of $18.7 million, or $0.51 per basic share. Adjusted net income(1) of $21.6 million or $0.59 per basic share
•Adjusted EBITDA(1) of $33.7 million for the three-month period ended March 31, 2026
•Adjusted G&A(1) of $2.4 million, or $1.42 per Boe for the three-month period ended March 31, 2026
Grayson Pranin, SandRidge’s President, Chief Executive Officer & Director, commented on the quarter:

“The SandRidge team delivered another strong quarter, to include bringing on two new operated wells which benefited oil production during the period. I’m proud of our team that continues to execute, while maintaining a low G&A burden, and more importantly, continues to build upon the Company’s record of more than four years without a recordable safety incident."

Financial Results

Dollars in thousands (except per share data)	1Q26	4Q25	Change vs 4Q25	1Q25	Change vs 1Q25
Net income	$18,670	$21,643	$(2,973)	$13,049	$5,621
Net Income per share	$0.51	$0.59	$(0.08)	$0.35	$0.16
Net cash provided by operating activities	$19,759	$31,690	$(11,931)	$20,331	$(572)
Adjusted net income(1)	$21,602	$12,501	$9,101	$14,534	$7,068
Adjusted net income per share(1)	$0.59	$0.34	$0.25	$0.39	$0.20
Adjusted operating cash flow(1)	$34,427	$28,282	$6,145	$26,346	$8,081
Adjusted EBITDA(1)	$33,721	$25,492	$8,229	$25,491	$8,230
Free cash flow(1)	$(1,105)	$14,440	$(15,545)	$13,595	$(14,700)

Operational Results & Update
Production, Revenue, & Realized Prices

	1Q26	4Q25	Change vs 4Q25	1Q25	Change vs 1Q25
Production
MBoe	1,671	1,797	(126)	1,607	64
MBoed	18.6	19.5	(0.9)	17.9	0.7
Oil as percentage of production	21%	18%	3%	17%	4%
Natural gas as percentage of production	50%	49%	1%	49%	1%
NGLs as percentage of production	29%	33%	(4)%	34%	(5)%

Revenues
Oil, natural gas and NGL revenues	$49,777	$39,400	$10,377	$42,604	$7,173
Oil as percentage of revenues	50%	48%	2%	44%	6%
Natural gas as percentage of revenues	32%	30%	2%	30%	2%
NGLs as percentage of revenues	18%	22%	(4)%	26%	(8)%

Realized Prices
Realized oil price per barrel	$71.11	$57.56	$13.55	$69.88	$1.23
Realized natural gas price per Mcf	$3.13	$2.20	$0.93	$2.69	$0.44
Realized NGL price per barrel	$18.64	$14.92	$3.72	$20.07	$(1.43)
Realized price per Boe	$29.78	$21.92	$7.86	$26.51	$3.27
Oil production for the first quarter benefited from three new wells during the period, which contributed to increases of approximately 31% and 7% relative to the same period last year and the prior quarter, respectively. First quarter Boe production increased by approximately 4% versus the same period in 2025 and decreased by approximately 7% versus the prior quarter. Boe production for the first quarter was impacted by a decrease in NGL recovery, largely due to gas plants electing to recover less ethane from the NGL streams and increased production deferment from Winter Storm Fern, driving a reduction in total Boe production quarter-over-quarter. Revenues and average realized prices per Boe improved in the first quarter of 2026 versus the first and fourth quarters of 2025.
Drilling & Completion Operations
Two wells were successfully drilled and three wells were completed as part of the Company's ongoing one-rig Cherokee development program during the first quarter. The third completed well had limited contributions to overall production during the period. In April, the Company achieved the lowest drilled well cost to date for the program.
Operating Costs
During the first quarter of 2026, lease operating expense ("LOE") was $10.8 million or $6.45 per Boe. Lease operating expenses for the three months ended March 31, 2026 decreased in total and per Boe versus the same period in 2025, primarily driven by continued efficient operations and an increase in production volumes due to our ongoing drilling program in the Cherokee Play.

Liquidity & Capital Structure
As of March 31, 2026, the Company had $104.1 million of cash and cash equivalents, including restricted cash of $1.3 million, deposited with multiple, well-capitalized financial institutions. The Company had no outstanding term or revolving debt obligations as of March 31, 2026.
Dividend Program

Dollars in thousands	Total	1Q26	2025	2024	2023
Special dividends(2)	$130,206	$—	$—	$55,868	$74,338
Quarterly dividends(2)	43,596	3,868	15,862	16,426	7,440
Total dividends(2)	$173,802	$3,868	$15,862	$72,294	$81,778

	Total	1Q26	2025	2024	2023
Special dividends per share	$3.50	$—	$—	$1.50	$2.00
Quarterly dividends per share	1.22	0.12	0.46	0.44	0.20
Total dividends per share	$4.72	$0.12	$0.46	$1.94	$2.20

Dividend Declaration & Dividend Reinvestment Program ("DRIP")
On May 5, 2026, the Board increased its on-going quarterly dividend program by 8% to $0.13 per share. In addition, the Board declared a one-time dividend of $0.20 per share. Both dividends are payable on June 1, 2026 to stockholders of record on May 20, 2026. Stockholders can elect to receive the dividends in cash or additional shares of common stock by enrolling in the Company’s previously announced Dividend Reinvestment Plan.
The Board continues to focus on the Company’s return of capital to stockholders and, as a result, has expanded its on-going dividend program by 8% and declared a one-time dividend.
Stockholders interested in participating in the DRIP or seeking additional information may contact their broker or Equiniti Trust Company, LLC, the Plan Administrator, at (800) 278-4353 or https://equiniti.com/us/ast-access/individuals.
Share Repurchases
No shares were repurchased during the first quarter of 2026, but the Company maintains its ability to opportunistically repurchase shares under its 10b5-1 program. Since inception of the program, the Company has repurchased 0.6 million shares at an average price of $10.75 per share. Of the $75.0 million repurchase authorization, $68.3 million remained as of March 31, 2026.

Outlook
We remain committed to growing the value of our asset base in a safe, responsible and efficient manner, while prudently allocating capital to high-return, growth projects. Currently, these projects include: (1) one-rig development in the Cherokee Shale Play (2) evaluation of accretive merger and acquisition opportunities, with consideration of our strong balance sheet and commitment to our capital return program (3) production optimization program through artificial lift conversions to more efficient and cost-effective systems and (4) a leasing program that will bolster future development and extend development in our Cherokee assets. We are developing our term acreage in the Cherokee Play, and our total leasehold position, inclusive of the Cherokee, NW Stack and legacy assets, is approximately 95% held by production, which cost-effectively maintains our development option over a reasonable tenor. We will continue to monitor forward-looking commodity prices, project results, costs and other factors that could influence returns and cash flows, and will adjust our program accordingly, to include curtailment of capital activity and wells, if needed, or conversely, well reactivations in higher natural gas price environments. These and other factors, including reasonable reinvestment rates, maintaining our cash flows and prioritizing our regular-way dividend, will continue to shape our development decisions for 2026 and beyond.
Environmental, Social, & Governance ("ESG")
SandRidge maintains its Environmental, Social, and Governance ("ESG") commitment to harvesting the Company's resources in a safe and environmentally conscious manner, to include no routine flaring of produced natural gas, transporting more than 90% of our produced water via pipeline instead of truck, and powering nearly all of our well sites with electricity, mitigating the need for less efficient power sources. Via a 24-hour manned operations center and dedicated personnel trained in the use of infrared leak detection and other specialized equipment, the Company continually monitors our asset base for potential emissions and continually works to optimize efficiency through initiatives such as proactive artificial lift upgrades that reduce SandRidge's electric power consumption. Additionally, SandRidge maintains an emphasis on the safety and training of our workforce with a demonstrable safety track record, including more than four years without a recordable safety incident, as integral to our culture. The Company has personnel dedicated to the close monitoring of our safety standards and daily operations.

Conference Call Information
The Company will host a conference call to discuss these results on Thursday, May 7, 2026 at 1:00 pm CT. The conference call can be accessed by registering online in advance at https://events.q4inc.com/analyst/747184225?pwd=pv6DLHLJ at which time registrants will receive dial-in information as well as a Meeting ID and Unique Passcode. At the time of the call, participants will dial in using the Meeting ID and Unique Passcode provided upon registration. The Company's latest presentation is available on its website at investors.sandridgeenergy.com.

A live audio webcast of the conference call will also be available via SandRidge's website, investors.sandridgeenergy.com, under Presentation & Events. The webcast will be archived for replay on the Company's website for at least 30 days.
Contact Information
Investor Relations
SandRidge Energy, Inc.
1 E. Sheridan Ave. Suite 500
Oklahoma City, OK 73104
investors@sandridgeenergy.com
About SandRidge Energy, Inc.
SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the production, development, and acquisition of oil and gas properties. Its primary area of operation is the Mid-Continent region in Oklahoma, Texas, and Kansas. Further information can be found at sandridgeenergy.com.

-Tables to Follow-

(1)	See "Non-GAAP Financial Measures" section at the end of this press release for non-GAAP financial measures definitions.
(2)	Includes dividends payable on unvested restricted stock awards and excludes dividends paid in shares under Dividend Reinvestment Program.

Operational and Financial Statistics
Information regarding the Company’s production, pricing, costs and earnings is presented below (unaudited):

	Three Months Ended March 31,
	2026	2025
Production - Total
Oil (MBbl)	353	270
Natural Gas (MMcf)	4,988	4,719
NGL (MBbl)	487	551
Oil equivalent (MBoe)	1,671	1,607
Daily production (MBoed)	18.6	17.9

Average price per unit
Realized oil price per barrel - as reported	$71.11	$69.88
Realized impact of derivatives per barrel	(2.11)	0.03
Net realized price per barrel	$69.00	$69.91

Realized natural gas price per Mcf - as reported	$3.13	$2.69
Realized impact of derivatives per Mcf	0.18	—
Net realized price per Mcf	$3.31	$2.69

Realized NGL price per barrel - as reported	$18.64	$20.07
Realized impact of derivatives per barrel	—	(0.32)
Net realized price per barrel	$18.64	$19.75

Realized price per Boe - as reported	$29.78	$26.51
Net realized price per Boe - including impact of derivatives	$29.86	$26.41

Average cost per Boe
Lease operating	$6.45	$6.79
Production, ad valorem, and other taxes	$1.81	$1.93
Depletion (1)	$5.88	$5.24

Earnings per share
Earnings per share applicable to common stockholders
Basic	$0.51	$0.35
Diluted	$0.50	$0.35

Adjusted net income per share available to common stockholders
Basic	$0.59	$0.39
Diluted	$0.58	$0.39

Weighted average number of shares outstanding (in thousands)
Basic	36,770	37,041
Diluted	36,992	37,080

(1) Includes accretion of asset retirement obligation.

Capital Expenditures
The table below presents actual results of the Company’s capital expenditures for the three months ended March 31, 2026 (unaudited):

Three Months Ended
March 31, 2026
(In thousands)

Drilling, completion, and capital workovers	$19,288
Leasehold and geophysical	642
Capital expenditures (on an accrual basis)	$19,930
(excluding acquisitions and plugging and abandonment)

Derivatives
The below details the Company's hedging positions as of May 4, 2026:

	Period	Index	Daily Volume	Weighted Average Price
Oil (Bbl)
Fixed Price Swaps
	April 2026 - December 2026	NYMEX WTI	799	$74.37
	January 2027 - December 2027	NYMEX WTI	200	$65.00
Producer Costless Collars
	April 2026 - December 2026	NYMEX WTI	1,193	$61.66 Put / $83.60 Call

Natural Gas (MMBtu)
Fixed Price Swaps
	April 2026 - December 2026	NYMEX Henry Hub	16,430	$4.17
Producer Costless Collars
	April 2026 - December 2026	NYMEX Henry Hub	4,500	$3.35 Put / $5.35 Call
NGL (Bbl)
Fixed Price Swaps
	April 2026 - December 2026	Mont Belvieu OPIS	474	$54.55

Capitalization
The Company’s capital structure as of March 31, 2026 and December 31, 2025 is presented below:

	March 31, 2026	December 31, 2025

	(In thousands)
Cash, cash equivalents and restricted cash	$104,096	$112,345

Long-term debt	$—	$—
Total debt	—	—

Stockholders’ equity
Common stock	37	37
Additional paid-in capital	977,021	980,592
Accumulated deficit	(451,088)	(469,758)
Total SandRidge Energy, Inc. stockholders’ equity	525,970	510,871

Total capitalization	$525,970	$510,871

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Income Statements (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenues
Oil, natural gas and NGL	$49,777	$42,604
Total revenues	49,777	42,604
Expenses
Lease operating expenses	10,787	10,917
Production, ad valorem, and other taxes	3,021	3,099
Depreciation and depletion — oil and natural gas	9,820	8,416
Depreciation and amortization — other	1,623	1,603
General and administrative	2,988	3,853
Restructuring expenses	146	40
(Gain) loss on derivative contracts	3,526	2,487
Other operating (income) expense, net	10	—
Total expenses	31,921	30,415
Income from operations	17,856	12,189
Other income (expense)
Interest income (expense), net	814	860
Total other income (expense)	814	860
Income (loss) before income taxes	18,670	13,049
Income tax (benefit) expense	—	—
Net income (loss)	$18,670	$13,049
Net income (loss) per share
Basic	$0.51	$0.35
Diluted	$0.50	$0.35
Weighted average number of common shares outstanding
Basic	36,770	37,041
Diluted	36,992	37,080

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$102,749	$110,998
Restricted cash	1,347	1,347
Accounts receivable, net	30,313	26,186
Derivative contracts	—	2,773
Prepaid expenses	2,997	748
Other current assets	5,563	5,806
Total current assets	142,969	147,858
Oil and natural gas properties, using full cost method of accounting
Proved	1,780,529	1,759,943
Unproved	29,526	27,520
Less: accumulated depreciation, depletion and impairment	(1,454,990)	(1,446,824)
	355,065	340,639
Other property, plant and equipment, net	74,260	75,649
Other assets	1,500	1,539
Deferred tax assets, net of valuation allowance	78,336	78,336
Total assets	$652,130	$644,021

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$49,842	$59,037
Asset retirement obligations	8,098	8,098
Derivative contracts	677	—
Other current liabilities	866	905
Total current liabilities	59,483	68,040
Derivative contracts	206	—
Asset retirement obligations	65,644	64,293
Other long-term obligations	827	817
Total liabilities	126,160	133,150
Stockholders’ Equity
Common stock, $0.001 par value; 250,000 shares authorized; 36,875 issued and outstanding at March 31, 2026 and 36,825 issued and outstanding at December 31, 2025	37	37
Additional paid-in capital	977,021	980,592
Accumulated deficit	(451,088)	(469,758)
Total stockholders’ equity	525,970	510,871
Total liabilities and stockholders’ equity	$652,130	$644,021

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$18,670	$13,049
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion, and amortization	11,443	10,019
(Gain) loss on derivative contracts	3,526	2,487
Settlement gains (losses) on derivative contracts	130	(159)
Stock-based compensation	702	650
Other	(44)	300
Changes in operating assets and liabilities	(14,668)	(6,015)
Net cash provided by operating activities	19,759	20,331
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment	(20,864)	(6,411)
Acquisition of oil and natural gas assets	(2,651)	(2,568)
Purchase of other property and equipment	—	(325)
Proceeds from sale of assets	—	49
Net cash used in investing activities	(23,515)	(9,255)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid to stockholders	(3,862)	(4,086)
Reduction of financing lease liability	(226)	(199)
Repurchases of common stock	—	(5,047)
Tax withholdings paid in exchange for shares withheld on employee vested stock awards	(405)	(146)
Net cash used in financing activities	(4,493)	(9,478)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS and RESTRICTED CASH	(8,249)	1,598
CASH, CASH EQUIVALENTS and RESTRICTED CASH, beginning of year	112,345	99,511
CASH, CASH EQUIVALENTS and RESTRICTED CASH, end of period	$104,096	$101,109
Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of amounts capitalized	$(56)	$(28)
Supplemental Disclosure of Noncash Investing and Financing Activities
Capital expenditures for property, plant and equipment in accounts payable and accrued expenses	$10,620	$4,092
Right-of-use assets obtained in exchange for financing lease obligations	$200	$229
Inventory material transfers to oil and natural gas properties	$—	$5
Asset retirement obligation capitalized	$12	$7
Asset retirement obligation removed due to divestiture	$—	$(288)
Change in accrued excise tax on repurchases of common stock	$—	$47
Change in dividends payable	$(6)	$9

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures. These non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Below is additional disclosure regarding each of the non-GAAP measures used in this press release, including reconciliations to their most directly comparable GAAP measure.
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Operating Cash Flow
The Company defines adjusted operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities as shown in the following table. Adjusted operating cash flow is a supplemental financial measure used by the Company's management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the Company's ability to internally fund exploration and development activities or incur new debt. The Company also uses this measure because operating cash flow relates to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred. Further, adjusted operating cash flow allows the Company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. This measure should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

	Three Months Ended March 31,
	2026	2025

	(In thousands)
Net cash provided by operating activities	$19,759	$20,331
Changes in operating assets and liabilities	14,668	6,015
Adjusted operating cash flow	$34,427	$26,346
Reconciliation of Free Cash Flow
The Company defines free cash flow as net cash provided by operating activities, plus net cash (used in) provided by investing activities less the cash flow impact of acquisitions and divestitures. Free cash flow is a supplemental financial measure used by the Company's management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the Company's ability to internally fund exploration and development activities or incur new debt. This measure should not be considered in isolation or as a substitute for net cash provided by operating or investing activities prepared in accordance with GAAP.

	Three Months Ended March 31,
	2026	2025

	(In thousands)
Net cash provided by operating activities	$19,759	$20,331
Net cash used in investing activities	(23,515)	(9,255)
Acquisition of assets	2,651	2,568
Proceeds from sale of assets	—	(49)
Free cash flow	$(1,105)	$13,595

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
The Company defines EBITDA as net income before income tax (benefit) expense, interest expense, depreciation and amortization - other and depreciation and depletion - oil and natural gas. Adjusted EBITDA, as presented herein, is EBITDA excluding items that management believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring, as shown in the following tables.
Adjusted EBITDA is presented because management believes it provides useful additional information used by the Company's management and by securities analysts, investors, lenders, ratings agencies and others who follow the industry for analysis of the Company’s financial and operating performance on a recurring basis and the Company’s ability to internally fund exploration and development activities or incur new debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas industry. The Company's adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

	Three Months Ended March 31,
	2026	2025

	(In thousands)
Net Income	$18,670	$13,049
Adjusted for
Depreciation and depletion - oil and natural gas	9,820	8,416
Depreciation and amortization - other	1,623	1,603
Interest expense	56	23
EBITDA	30,169	23,091

Stock-based compensation	702	650
(Gain) loss on derivative contracts	3,526	2,487
Settlement gains (losses) on derivative contracts	130	(159)
Restructuring expenses	146	40
Interest income	(870)	(883)
Other	(82)	265
Adjusted EBITDA	$33,721	$25,491

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended March 31,
	2026	2025

	(In thousands)
Net cash provided by operating activities	$19,759	$20,331
Changes in operating assets and liabilities	14,668	6,015
Interest expense	56	23
Interest income	(870)	(883)
Other	108	5
Adjusted EBITDA	$33,721	$25,491

Reconciliation of Net Income Available to Common Stockholders to Adjusted Net Income Available to Common Stockholders
The Company defines adjusted net income as net income excluding items that management believes affect the comparability of operating results and are typically excluded from published estimates by the investment community, including items whose timing and/or amount cannot be reasonably estimated or are non-recurring, as shown in the following tables.
Management uses the supplemental measure of adjusted net income as an indicator of the Company's operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income is not a measure of financial performance under GAAP and should not be considered a substitute for net income available to common stockholders.

	Three Months Ended March 31, 2026		Three Months Ended March 31, 2025
	$	$/Diluted Share	$	$/Diluted Share
	(In thousands, except per share amounts)
Net income available to common stockholders	$18,670	$0.50	$13,049	$0.35
(Gain) loss on derivative contracts	3,526	0.10	2,487	0.06
Settlement gains (losses) on derivative contracts	130	—	(159)	—
Restructuring expenses	146	—	40	—
Interest income	(870)	(0.02)	(883)	(0.02)
Adjusted net income available to common stockholders	$21,602	$0.58	$14,534	$0.39

	Basic	Diluted	Basic	Diluted
Weighted average number of common shares outstanding	36,770	36,992	37,041	37,080
Total adjusted net income per share	$0.59	$0.58	$0.39	$0.39

Reconciliation of General and Administrative to Adjusted G&A
The Company reports and provides guidance on Adjusted G&A per Boe because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period and to compare and make investment recommendations of companies in the oil and gas industry. This non-GAAP measure allows for the analysis of general and administrative spend without regard to stock-based compensation programs and other non-recurring items, if any, which can vary significantly between companies. Adjusted G&A per Boe is not a measure of financial performance under GAAP and should not be considered a substitute for general and administrative expense per Boe. Therefore, the Company’s Adjusted G&A per Boe may not be comparable to other companies’ similarly titled measures.
The Company defines adjusted G&A as general and administrative expense adjusted for certain non-cash stock-based compensation and other non-recurring items, if any, as shown in the following tables:

	Three Months Ended March 31, 2026		Three Months Ended March 31, 2025
	$	$/Boe	$	$/Boe
	(In thousands, except per Boe amounts)
General and administrative	$2,988	$1.79	$3,853	$2.40
Stock-based compensation	(702)	(0.42)	(650)	(0.40)
Other	82	0.05	(265)	(0.17)
Adjusted G&A	$2,368	$1.42	$2,938	$1.83

Cautionary Note to Investors - This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are neither historical facts nor assurances of future performance and reflect SandRidge’s current beliefs and expectations regarding future events and operating performance. The forward-looking statements include projections and estimates of the Company’s corporate strategies, anticipated financial impacts of acquisitions, future operations, development plans and appraisal programs, drilling inventory and locations, estimated oil, natural gas and natural gas liquids production, price realizations and differentials, hedging program, projected operating, general and administrative and other costs, projected capital expenditures, tax rates, efficiency and cost reduction initiative outcomes, liquidity and capital structure and the Company’s unaudited proved developed PV-10 reserve value of its Mid-Continent assets. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the Company’s ability to execute, integrate and realize the benefits of acquisitions, and the performance of the acquired interests, the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to natural gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K and in comparable “Risk Factor” sections of our Quarterly Reports on Form 10-Q filed after such form 10-K. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our Company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, including annual guidance, except as required by law.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the production, development, and acquisition of oil and gas properties. Its primary area of operation is the Mid-Continent region in Oklahoma, Texas, and Kansas. Further information can be found at sandridgeenergy.com.